FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2016

KEY LINK ASSETS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-190836	27-3439423
(Commission File Number)	(IRS Employer Identification No.)

216 South Jefferson, Suite LL1 Chicago, IL 60661
(Address of Principal Executive Offices)

(312) 965-9637
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant

On May 2, 2016, five principal shareholders of Key Link Assets Corp. (the “Company”) including Shawn Clark, President, Chief Executive Officer and sole director of the Company, Christopher J. Dunkel, Glenn Petersen, Dena M. Womack, Tysen J. Kamin sold, in a private transaction, an aggregate of 14,112,250 shares of common stock of the Company constituting approximately 96% of the Company’s outstanding shares, to Foothills Petroleum, Inc., a Nevada corporation (“Foothills Petroleum”), pursuant to a stock purchase agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein. As a result of the privately negotiated sale, a change in control of the Company occurred.

Foothills Petroleum purchased the shares for a total of $340,000 in cash. The terms of the purchase and sale transaction were as a result of arm's-length negotiations between sellers and Foothills Petroleum.

In connection with the change in control Mr. Clark, the Company’s sole officer, resigned from his positions of President, Chief Executive Officer and Secretary. Mr. Clark appointed B. P. Allaire, Chief Operating Officer of Foothills Petroleum, to be the Company’s interim Chief Executive Officer, Chief Accounting Officer and Secretary. Mr. Clark also appointed B. P. Allaire, Alex Hemb and Christopher Jarvis, each a member of the board of directors of Foothills Petroleum, to the Company’s board of directors. Mr. Clark remains a director of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the transaction with Foothills Petroleum described in Item 5.01 above, on May 2, 2016, Shawn Clark, resigned from his positions as President, Chief Executive Officer and Secretary of the Company. Mr. Clark remains a member of the board of directors of the Company.

On May 2, 2016, B. P. Allaire, joined the board of directors of the Company and was appointed interim Chief Executive Officer, Chief Accounting Officer and Secretary of the Company. Mr. Allaire will oversee management and control of the business and affairs of the Company. Prior to joining the Company, Mr. Allaire was a managing partner at Versailles Capital Partners, LLC, a multi-discipline strategic advisory and business development firm based in Los Angeles. Since 2007, Mr. Allaire has provided business development, financial management and strategic advisory services to various clients and entities operating in the exploration and development of oil and gas in the Mid-Continent and Gulf-coast regions of the U.S. Mr. Allaire graduated summa cum laude with a B.S. in Management, A.S. in Finance & Investments, and A.S. in Advertising & Public Relations all from Johnson & Wales University in Providence, RI. He earned his M.B.A. in General Management from Harvard University’s Graduate School of Business.

On May 2, 2016, Alex Hemb, joined the board of directors of the Company. Mr. Hemb has over 25 years’ experience as a Petroleum Engineer both onshore and offshore and has worked as a consulting petroleum engineer for the past 15 years. Mr. Hemb is currently the Vice President of Engineering for Helmer Directional Drilling, where he has worked for the past 15 years. Mr. Hemb has a B.S. and M.Sc. in Petroleum Engineering from Montana Tech, and holds numerous certifications from various oil and gas technical schools.

On May 2, 2016, Christopher C. Jarvis, joined the board of directors of the Company. Mr. Jarvis has over 20 years of capital markets and investments experience covering equity, commodity, and fixed-income markets. Mr. Jarvis routinely appears on CNBC, Fox Business News, and Reuters. He is a contributor to major print media outlets including Reuters, Bloomberg and the Wall Street Journal as an oil and gas analyst. Mr. Jarvis earned his B.A. in Arts History from University of Massachusetts and an M.B.A. from the University of Connecticut, with a concentration in Finance. Mr. Jarvis is also Certified Financial Analyst (CFA), Certified Market Technician (CMT) and a member of the University of Connecticut Financial Accelerator Advisory Board.

Messrs. Allaire, Hemb and Jarvis have no family relationships with any of the directors, executive officers, or any people nominated or chosen by the Company to become a director or executive officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Stock Purchase Agreement, dated as of May 2, 2016, between Shawn Clark, Christopher J. Dunkel, Glenn Petersen, Dena M. Womack, Tysen J. Kamin and Foothills Petroleum, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2016

KEY LINK ASSETS CORP.

/s/ B. P. Allaire
By: B. P. Allaire
Chief Executive Officer